Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

 Premier Biomedical, Inc.

 We consent to the use of our report dated June 13, 2011 with respect to the financial statements of Premier Biomedical, Inc. as of December 31, 2010, and the related statements of operations, stockholders' equity (deficit) and cash flows for the period from inception on May 10, 2010, through December 31, 2010, and to the reference to our firm under the caption “Experts”, included in the Registration Statement on Form S-1 filed by Premier Biomedical, Inc. on June 14, 2011.

  /s/ M&K CPAS, PLLC

 Houston, Texas

 June 14, 2011